Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IA GLOBAL, INC.

IA Global, Inc., a Delaware (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST:      Section 4.1 of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“4.1         Authorized Shares.

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 100,005,000, of which 100,000,000 shares shall be Common stock, all of one class, having a par value of $0.01 per share (“Common Stock”), and 5,000 shares shall be Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”). Effective upon the filing of this Certificate of Amendment with the Delaware Secretary of State (“the Effective Time”), every fifty (50) issued and outstanding shares of Common Stock of the Corporation will without any further action be combined into and automatically become one (1) issued and outstanding share of Common Stock of the Corporation (“the Reverse Split”). All shares of Common Stock held by a stockholder that are so split will be aggregated subsequent to the Reverse Split. If the effect of the Reverse Split results in certain stockholders holding fractional shares, no fractional shares will be issued to such stockholders; cash payments will be made by the Corporation in lieu of the issuance of fractional shares. Further, every right, option and warrant to acquire fifty (50) shares of Common Stock of the Corporation outstanding immediately prior to the Effective Time will s of the Effective Time and without any further action automatically be converted into the right to acquire one (1) share of Common Stock of the Corporation upon the terms of such right, option, or warrant (except that the exercise or purchase price of such right, option, or warrant shall be proportionately increased).

SECOND:      The foregoing amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, IA Global, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 19th day of August, 2010.

IA GLOBAL, INC.

By: /s/ Mark Scott

Name: Mark Scott

Title: Chief Financial Officer